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                            Community Financial Corp.
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                (Name of Registrant as Specified in Its Charter)

                               Barrett R. Rochman
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

                               BARRETT R. ROCHMAN
                            Telephone: (800) 529-3513
                                  April 7, 2000


                                   IMPORTANT!!
                                   PLEASE READ

     Community Financial Corp. just announced that Institutional Shareholder Services (ISS) has issued a recommendation that its clients should vote in favor of management's nominees for election as directors and against my stockholder proposal. I believe that ISS's recommendation is WRONG and is based on faulty reasoning. You should completely disregard the ISS recommendation. Here are a few excerpts from ISS's recommendation and why I believe it should be discarded:

o "Since going public in mid-1995, the company has produced total shareholder returns of -6.85%, compared to 87.78 percent for the NASDAQ Bank Index and
     411.88 percent for the NASDAQ Composite Index."

     My Comment: How can ISS recommend a vote in favor of current management when Community Financial has posted NEGATIVE shareholder returns, particularly when the NASDAQ Bank Index posted such strong returns? Does the ISS recommendation have any credibility at all?

o "While we can appreciate Mr. Rochman's concerns regarding the company's poor returns and low stock price, ISS believes management has taken the necessary steps to put Community Financial back on track."

     My Comment: I am glad ISS agrees with my concerns, but what steps has current management taken to put our company back on track? Hopefully, ISS is not referring to the company's much overdue and unproven strategic plan. The facts speak for themselves - the company's stock traded at $9 3/8 on April 6, 2000. That price is below the initial public offering price of our company's stock when it went public in 1995. Who's kidding who? Have you received an acceptable return on your investment in Community Financial common stock?

o "Mr. Benson does not dispute the poor performance and difficulties Community Financial has faced, but he attributes them to poor decisions made by the management team of former President Shirley Kessler."

     My Comment: I am gratified Wayne Benson agrees that our company's recent financial performance has been poor. But, I am disturbed that ISS allowed Wayne Benson to blame Shirley Kessler's management team for all these decisions that brought our company to its present state without inquiring as to who was on the management team. A good leader does not blame others for problems he has caused. The management team that made those decisions included Wayne Benson. For Mr. Benson to point the finger at someone else when the finger should also be pointed at him is irresponsible and unacceptable.

o "Community Financial Corp. classifies its 11 directors into three director classes. The full board comprises one insider and ten independent outsiders."

     My Comment: That is absolutely WRONG!! Community Financial only has 8 directors. ISS needs to get its numbers right and should get to know our company better before it makes any recommendations. Again, does the ISS recommendation have any credibility at all?

  REMEMBER, WE STOCKHOLDERS SHOULD HAVE A VOICE IN THE AFFAIRS OF OUR COMPANY.
                WE CAN MAKE A DIFFERENCE AT COMMUNITY FINANCIAL.


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